EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (File No. 333-91388), S-4 (File No. 333-66961) and S-8 (File Nos. 33-38121, 33-38122, 33-53747, 33-55501, 333-27211, 333-78935, 333-89977, 333-45904, 333-91354, 333-106802 and 333-126076) of The Kroger Co. of our report dated April 7, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cincinnati, Ohio
April 7, 2006